Exhibit 99.1

NEWS RELEASE

CONTACTS:

Actavis

Investors:

Lisa DeFrancesco

(862) 261-7152

Media:

Charlie Mayr	David Belian
(862) 261-8030	(862) 261-8141

Actavis Confirms District Court Ruling to Require

Continued Distribution of NAMENDA IR

DUBLIN, IRELAND – December 11, 2014 – Actavis plc (NYSE: ACT) today confirmed that Judge Robert Sweet of the United States District Court for the Southern District of New York (New York City) has announced an intent to issue a preliminary injunction apparently requiring the Company to continue distribution of NAMENDA® (memantine HCl) immediate-release tablets. Actavis believes that the ruling will have no impact on its ability to continue focusing its resources on transitioning patients to the more convenient and innovative once-daily NAMENDA XR®.

Actavis confirmed that the Court has set a hearing for Monday, December 15 on the scope of the injunction. The Company said that it will immediately appeal the decision.

“We are disappointed by today’s unprecedented ruling. However, we are prepared to manage our business in a way that provides the least disruption in our ability to support the marketplace and minimize any financial impact on our Company,” said Brent Saunders, CEO and President of Actavis. “Physician, patient and caregiver demand for the once-daily NAMENDA XR® is strong, with current scripts trending at more than 40 percent of the total product line and growing. We intend to continue strong promotional efforts and further expand demand with the launch of a direct-to-consumer advertising campaign on January 5, which will highlight the significant benefits of NAMENDA XR® for patients and caregivers. In addition, a fixed-dose combination of NAMENDA XR® and donepezil is currently under review at the U.S. Food and Drug Administration with anticipated approval by the end of this year. We will work to manage sales and R&D expenses to ensure that, if this decision stands, it will have minimal to no impact on our 2015 NAMENDA® franchise contribution to earnings and longer term company earnings aspirations.”

About NAMENDA XR®

NAMENDA XR® (memantine HCl) extended release capsules are a higher dose, once-daily formulation of NAMENDA® immediate release indicated for the treatment of moderate to severe dementia of the Alzheimer’s type. Its mechanism of action focuses on the glutamate pathway, a target for the treatment of Alzheimer’s disease. The efficacy and safety of NAMENDA XR® was established in a 24 week, randomized, double-blind, placebo-controlled trial of 677 outpatients on a stable dose of acetylcholinesterase inhibitors (AChEl).

NAMENDA XR® 28 mg plus an AChEI demonstrated statistically significant improvement in cognition and global function compared to placebo plus an AChEI. Cognition was measured by the Severe Impairment Battery Scale (2.6 unit mean difference). Global function was measured by the Clinician’s Interview-Based Impression of Change Scale (0.3. unit mean difference).

There is no evidence that NAMENDA XR® or an AChEI prevents or slows the underlying disease process in patients with Alzheimer’s disease.

Dosing and Administration

•	The recommended starting dose of NAMENDA XR® is 7 mg once daily. The recommended target dose is 28 mg once daily. The dose should be increased in 7 mg increments to 28 mg once daily. The minimum recommended interval between dose increases is one week and only if the previous dose has been well tolerated. The maximum recommended dose is 28 mg once daily.

•	It is recommended that a patient who is on a regimen of 10 mg twice daily of NAMENDA tablets be switched to NAMENDA XR® 28 mg once-daily capsules the day following the last dose of a 10 mg NAMENDA® tablet. There is no study addressing the comparative efficacy of these 2 regimens.

•	It is recommended that a patient with severe renal impairment who is on a regimen of 5 mg twice daily of NAMENDA® tablets be switched to NAMENDA XR 14 mg once-daily capsules the day following the last dose of a 5 mg NAMENDA® tablet.

Special Populations

•	NAMENDA XR® should be administered with caution to patients with severe hepatic impairment.

•	A target dose of 14 mg/day is recommended in patients with severe renal impairment (creatinine clearance of 5-29 mL/min, based on the Cockcroft-Gault equation).

IMPORTANT SAFETY INFORMATION

Contraindications

•	NAMENDA XR is contraindicated in patients with known hypersensitivity to memantine hydrochloride or to any excipients used in the formulation.

Warnings and Precautions

•	NAMENDA XR should be used with caution under conditions that raise urine pH (including alterations by diet, drugs and the clinical state of the patient). Alkaline urine conditions may decrease the urinary elimination of memantine, resulting in increased plasma levels and a possible increase in adverse effects.

•	NAMENDA XR has not been systematically evaluated in patients with a seizure disorder.

Adverse Reactions

•	The most commonly observed adverse reactions seen in patients administered NAMENDA XR (28 mg/day) in a controlled clinical trial, defined as those occurring at a frequency of at least 5% in the NAMENDA XR group and at a higher frequency than placebo were headache (6% vs 5%), diarrhea (5% vs 4%), and dizziness (5% vs 1%).

Drug Interactions

•	No drug-drug interaction studies have been conducted with NAMENDA XR, specifically. The combined use of NAMENDA XR with other NMDA antagonists (amantadine, ketamine, or dextromethorphan) has not been systematically evaluated and such use should be approached with caution.

Please visit www.NamendaXR.com for more information and full prescribing information.

About Actavis

Actavis plc (NYSE: ACT) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Actavis has global headquarters in Dublin, Ireland and U.S. administrative headquarters in Parsippany, New Jersey, USA.

Actavis develops and manufactures generic, brand, branded generic, legacy brands and Over-the-Counter (OTC) pharmaceutical products and has commercial operations in approximately 60 countries. The Company’s North American branded pharmaceuticals business is focused principally in the Women’s Health, Urology, Gastroenterology and Dermatology therapeutic categories with a strong pipeline of products in various stages of development. Actavis also has a portfolio of five biosimilar products in development in Women’s Health and Oncology. Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, and includes Anda, Inc., a U.S. pharmaceutical product distributor.

For press release and other company information, visit Actavis’ Web site at http://www.Actavis.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Actavis’ products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements.

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